March 21, 2012

HARTMAN XX	NEWSLETTER	4th Quarter Results 2011

Dear Shareholders and Investors:

We have completed the 2012 budget and want to report the 2011 final numbers for Hartman XX.  Richardson Heights' (the only property in Hartman XX) had a yield of 9.5% for 2011.  The yield for the fund for 2011 was low due to significant start-up costs and legal fees that are not to be recurring.  We project Richardson Heights to have a yield of 8.5% for 2012.

We are working hard to lease Richardson Heights and have engaged a third party leasing company that is solely focused on shopping centers and has extensive connections with retailers and retail-tenant brokers.  We believe this will help increase the occupancy for the property to about 70% by the end of 2012.  We currently have a prospective tenant interested in leasing approximately 30,000 square feet.  This lease would require significant build-out and early capital expenditures, but in the end will greatly enhance the performance of Richardson Heights.  We expect to execute the lease in the next 30-60 days.

We are actively pursuing new financing for Richardson Heights. The recent decrease in interest rates has given us the opportunity to refinance the loan on Richardson Heights and to obtain lower interest costs.  We expect to refinance within the next 30 days.  The decrease in interest payment in conjunction with new financing will cause the yield for Richardson Heights to increase.

We are in the process of acquiring a 130,000 square foot, 91% occupied retail center located in Arlington, Texas shadow anchored by a Home Depot.  According to our underwriting, the property's year one yield will be 10.5%, and we project this to increase to nearly 13% over the next three years.

New Acquisition Projected Cash Flow and Investor Yield

	Year 1	Year 3	Year 5
Funds from Operations	$728,000	$884,000	$900,000+
Return on Equity	10.5%	12.7%	12.9%+

Below are the year-end 2011 and 2012 projected yields for Richardson Heights and the contemplated new acquisition property:

Richardson Heights 2011 Actual & 2012 Expected Yields

	2011 FFO	2011 YE FFO Yield	2012 Projected FFO	2012 YE Projected Yield
Richardson Heights	$400,312	9.5%	$957,340	8.5%

New Acquisition Property (Prorated)	-	-	$424,667	10.5%

We believe the additional properties purchased and placed in this fund throughout 2012 will increase the fund FFO yield, so that the income from the properties will fully cover the distributions that we are making.

We are continuing to actively seek additional properties for this fund.  We have the resources and capabilities to execute on acquisitions quickly, as in the case of Richardson Heights, and expect to close on a property in the next 60 days.

We appreciate your confidence and want you to know that we will always put the investor first.  2011 has been an exciting year for the company and we are working hard to meet or exceed our budget in 2012.

Yours truly,

/s/ Al Hartman

CEO

Hartman Short Term Income Properties XX, Inc.

Forward-Looking Statements:Statements included herein that state the Company's or management's intentions, hopes, beliefs, expectations or predictions of the future are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, which by their nature, involve known and unknown risks and uncertainties. The Company's actual results, performance or achievements could differ materially from those expressed or implied by these statements.  Reference is made to the Company's regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company's performance.